(..continued)

As filed with the Securities and Exchange Commission on November 20, 1998

Registration No.

--------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          CYCOMM INTERNATIONAL INC.
            (Exact Name of Registrant as Specified in Its Charter)
                               ----------------

         WYOMING                                      54-1779046
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)
     --------------                                   -----------

   1420 Springhill Road, Suite 420, McLean, Virginia 22102, (703) 903-9548
             (Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Registrant's Principal
                              Executive Offices)
                                --------------

                                ALBERT I. HAWK
                    President and Chief Executive Officer
                          Cycomm International Inc.
   1420 Springhill Road, Suite 420, McLean, Virginia 22102, (703) 903-9548
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                                   Copy to:
                           DAVID J. LEVENSON, ESQ.
                    McGuire, Woods, Battle & Booth, L.L.P.
                             1627 Eye Street, NW
                            Washington, D.C. 20006
                               ----------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         Cover of Registration Statement continued on following page

      Cover of Registration Statement continued from previous page


      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                       CALCULATION OF REGISTRATION FEE

                                                      Proposed
                                         Proposed       Maximum
                               Amount    Maximum      Aggregate      Amount of
Title of Each Class of         to be  Aggregate Price  Offering    Registration
Securities to be Registered  Registered Per Security    Price           Fee

Common Shares(1)            $1,640,000 $1.63 - 2.25  $ 3,272,500      $  965
Common Shares(2)               950,000 $2.00 - 4.75  $ 3,052,250      $  900
Common Shares(3)             4,020,000 $2.00 - 5.00  $10,069,250      $2,970
Common Shares(4)               500,000 $2.00         $ 1,000,000      $  295
                                                     ------------       -----
Total                                                $17,394,000      $5,130
                                                       ==========       =====


(1)Shares issued under three separate private equity placements at share prices ranging from $1.63 to $2.25 per share (see "Description of Securities")
(2)Issuable upon exercise of warrants. Warrants have exercise prices in a range of $2.00 to $4.75 per share (see "Description of Securities")
(3)Issuable upon exercise of options. Options have exercise prices in a range of $2.00 to $5.00 per share (see "Description of Securities")
(4)Issuable upon conversion of Series B Preferred Stock. Amount and price calculated pursuant to the terms of the Series B Preferred Stock (see "Description of Securities").

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            CYCOMM INTERNATIONAL INC.

Cross Reference Sheet Showing Location in Prospectus of Information Required by Items of Form S-3

Item No.  Registration Statement Heading                  Location in Prospectus

                  PART I. INFORMATION REQUIRED IN PROSPECTUS

  1.     Forepart of Registration Statement and Outside      Cover Page
         Front Cover Page of Prospectus                      of Registration
                                                             Statement; Outside
                                                             Front Cover Page of
                                                             Prospectus

  2.     Inside Front and Outside Back Cover Pages of..      Inside Front Cover
         Prospectus                                          and Outside Cover
                                                             Page of Prospectus

  3.     Summary Information, Risk Factors and Ratio of      Prospectus Summary;
         Earnings to Fixed Changes                           Risk Factors;
                                                             Earnings to Fixed
                                                             Charges

  4.     Use of Proceeds..............................       Use of Proceeds

  5.     Determination of Offering Price..............       Not Applicable

  6.     Dilution.....................................       Not Applicable

  7.     Selling Security Holders.....................       Selling Security
                                                             Holders and Plan
                                                             of Distribution

  8.     Plan of Distribution.........................       Selling Security
                                                             Holders and Plan
                                                             of Distribution

  9.     Description of Securities to be Registered...       Description of
                                                             Securities

  10.    Interests of Named Experts and Counsel.......       Experts

  11.    Material Changes.............................       Not Applicable

  12.    Incorporation of Certain Information by......       Incorporation of
         Reference                                           Certain Information
                                                             by Reference

  13.    Disclosure of Commission Position on.........       Indemnification
         Indemnification for Securities Act Liabilities

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

  14.     Other Expenses of Issuance and Distribution

  15.     Indemnification of Directors and Officers

  16.     Exhibits

  17.     Undertakings

SIGNATURES

 Red Herring Legend (to be inserted on the left hand margin of the Prospectus
                                 Cover Page)

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  PROSPECTUS
                          CYCOMM INTERNATIONAL INC.
                      7,110,000 Shares of Common Stock,
                              without par value
                      ----------------------------------

This Prospectus covers the offer and sale by Cycomm International Inc., a Wyoming corporation (together with its subsidiaries, the "Company"), of:

      o950,000  common  shares to holders of  warrants  to  purchase  its common shares, at exercise prices ranging from $2.00 to $4.75 per share; o4,020,000 common shares to holders of options to purchase its common shares, at exercise prices ranging from $2.00 to $5.00 per share; and o500,000 common shares to be issued upon conversion of $1,000,000 principal amount of Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock"), at a conversion price of $2.00 per share.

The principal features of the warrants, options, Series B Preferred Stock and common shares are included under "Description of Securities."

This Prospectus also covers the offer and sale of all shares held for their own accounts by the warrant holders, the option holders and the debenture holders, and the offer and sale of a total of 1,640,000 common shares by the holders who/which acquired those shares in private offerings by the Company. The names and other information about all these holders are set forth under "Selling Security Holders."

Shares of the Company's common stock are listed and traded on the American Stock Exchange under the symbol "CYI". The holders will offer and sell their shares from time to time for their own accounts on the Exchange, in negotiated and/or block transactions, at prevailing market prices, at negotiated prices or at fixed prices that may change. The holders may offer and sell their shares by and through broker-dealers who/which may be compensated by the holders or the purchasers, or both, in the form of discounts, concessions or commissions.

The reported closing price for the shares on that Exchange on September 30, 1998 was $2.13. On that date, the effective conversion price of the Company's Series B Redeemable Preferred Stock was $1.90.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company will receive up to $3,052,250 from the exercise of warrants and up to $10,069,250 from the exercise of the options. See "Use of Proceeds." The Selling Security Holders will receive all of the proceeds from the sale of their shares. The Company will bear all of the expenses relating to the offer and sale of their shares by the holders pursuant to this Prospectus; the expenses are estimated to be $58,630 for registration fees, transfer agents' fees, printing costs legal and accounting fees and listing fees.

These securities involve a High Degree of Risk. You should carefully consider the "Risk Factors" beginning on page 5.

You should rely only upon the information contained in or incorporated by reference into this Prospectus and the Registration Statement of which the Prospectus is a part. The Company has not authorized any person to provide any other or different information.


                The date of this Prospectus is __________, 1998

                            AVAILABLE INFORMATION

Cycomm is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the American Stock Exchange and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The filings may be inspected and copied at certain regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Exchange located at 86 Trinity Place, New York, New York 10006-1881, and may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Copies of the filings can be obtained from the Public Reference Section of the Commission, Washington, DC 20549, at prescribed rates.

Cycomm has filed with the Commission, a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the securities described herein. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Cycomm has filed with the Commission and to which reference is hereby made.

Cycomm furnishes or makes available to its shareholders annual reports containing financial and other information. Cycomm also from time to time furnishes to its shareholders other reports containing information about material corporate developments. The annual reports contain financial information that has been examined and reported upon, with an opinion expressed by, independent auditors. Such reports will be provided upon request to Cycomm.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All documents previously filed with the Commission pursuant to the annual and periodic reporting provisions of the Exchange Act since December 31, 1997, the end of the Company's latest fiscal year, are specifically incorporated by reference into this Prospectus, including the following:

     1. Cycomm's annual report on Form 10-KSB for the fiscal year ended December 31, 1997;

     2.   Cycomm's Form 10-QSB for the quarter ended March 31, 1998;

     3.   Cycomm's Form 10-QSB for the quarter ended June 30, 1998;

     4.   Cycomm's Form 10-QSB for the quarter ended September 30, 1998;

     5. Cycomm's definitive Proxy Statement for the 1998 Annual Meeting of Stockholders

     All other documents subsequently filed by Cycomm with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The public may read and copy any materials Cycomm files or has filed with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N. W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

Cycomm is an electronic filer and the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission; the address of that site is http:/www.sec.gov.

                              TABLE OF CONTENTS

                                                                     PAGE NUMBER


PROSPECTUS SUMMARY.......................................................5

RISK FACTORS.............................................................5

BUSINESS.................................................................7

THE OFFERING............................................................14

USE OF PROCEEDS.........................................................15

PLAN OF DISTRIBUTION....................................................15

SELLING SECURITY HOLDERS................................................15

DESCRIPTION OF SECURITIES...............................................16

EXPERTS.................................................................17

LEGAL MATTERS...........................................................17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES.............................................................18

                              PROSPECTUS SUMMARY

The following information summarizes more detailed financial and other information appearing elsewhere in this Prospectus. Since this summary information only highlights the more detailed information, you should rely upon the more detailed information over any different information under this caption.

This Prospectus  includes  "forward-looking  statements"  within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business" are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.

                                 THE COMPANY

The Company develops, manufactures and markets value-added secure computing and telecommunications products and rugged computer products. The Company's rugged computer products are designed to function in adverse environments under extreme weather, shock, moisture and vibration operating conditions. The Company's secure computer products are designed to protect users against the unauthorized interception of electromagnetic emissions emanating from computer systems. The Company's secure telecommunications products are designed to protect users against the unauthorized interception of wireless conversation from cellular communications.

The Company's historical business focus had been on developing and manufacturing products and services that provide security for voice and data transmission over wireless systems, particularly to cellular telephone end users. In 1997, the Company shifted its business strategy related to wireless security from the manufacturing of scrambling and encryption products to an emphasis on licensing of its existing technology in this area.

Through its recently acquired subsidiaries, the Company has leveraged its core competencies to design, manufacture and sell a full line of secure, ruggedized computer products presently sold into the public safety, U.S. military, intelligence community, friendly governments and utility markets. As a result, the Company has allocated resources to its secure and rugged computing product line, which has the most near term profitability potential. During the present fiscal year, the Company will continue to integrate the various divisions resulting in a single secure, rugged telecommunications and computing product company.

Cycomm has four active, wholly owned subsidiaries: (i) Cycomm Corporation, an Oregon corporation ("Cycomm Corp."), (ii) Cycomm Secure Solutions Inc. (formerly XL Computing Corporation), a Delaware corporation ("CSS"), (iii) Cycomm Mobile Solutions Inc. (formerly XL Computing Canada, Inc.), a Quebec corporation ("CMS") and (iv) Val-Comm, Inc., a New Mexico corporation ("Val-Comm").

Executive Office. The Company's principal executive offices are located at 1420 Springhill Road, Suite 420, McLean, Virginia 22102; its telephone number is
(703) 903-9548 Management of all subsidiaries and the Company's growing number of strategic relationships is conducted from this location, along with overall administration, financial, investment and investor relations responsibilities.

                                 RISK FACTORS

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY PROSPECTIVE INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THE SECURITIES. BEFORE PURCHASING, PROSPECTIVE INVESTORS SHOULD CONSIDER VERY CAREFULLY THE FOLLOWING FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH IT IS A PART.

Lack of Profits and Going Concern Disclosure.

Since the commencement of its business operations in 1986, the Company has experienced a history of losses. The Company was originally engaged in the design and development of cellular privacy products, however, this line of business failed to generate significant revenues. The Company shifted its resources to the manufacture of value-added computer and communications equipment, a strategy which has provided the Company with steadily increasing revenues and narrowing losses. The Company incurred losses of $5,422,652, $6,491,603, and $9,444,651, for the fiscal years ended December 31, 1997, December 31, 1996 and the year ended May 31, 1996, respectively The Company incurred losses of $1,092,464 and used cash of $853,931 in operating activities for the quarter ended March 31, 1998. The Company incurred losses of $1,078,297 and used cash of $1,440,769 in operating activities for the quarter ended June 30, 1998. The Company incurred losses of $1,483,225 and generated cash of $540,036 from operating activities for the quarter ended September 30, 1998. As a result of Cycomm's significant losses and negative cash flows from operations, Cycomm's ability to continue as a going concern is uncertain and is dependent
upon  obtaining  adequate  financing  and   achieving  a  profitable  level  of
operations.

The Company has restructured its communications security products operations by eliminating the manufacturing and distribution functions and instead licensing its products in exchange for potential royalties. This program has enabled the Company to lower overhead by reducing its lease obligations and personnel expenses. The Company has focused most of its financial resources and personnel on increasing the sales by and the market share of the segment of its business involved in providing value-added computer and telecommunications systems, from which management believes greater potential profits may be achieved. See "Potential Additional Capital Requirements; Dependence on Equity and Debt Financing to Fund Operations."

Potential Additional Capital Requirements; Dependence on Equity and Debt Financing to Fund Operations.

The Company has experienced significant operating losses and has not yet achieved a level of profitable operations. If the Company is unable to generate adequate cash flows, the Company may be required to seek additional financing to complete its business objectives. The Company traditionally, has raised capital through private offerings of its equity and debt securities and anticipates that it will raise additional capital in the same manner, if necessary, rather than through public offerings. Cycomm currently has $3,000,000 in convertible debentures outstanding, which originally were convertible at the option of the debenture holders into common shares. On June 15, 1998, the Company entered into an agreement with the debenture holders under which the debenture holders waived their rights to convert in exchange for an increase in the coupon interest rate of the debentures from 10% to 12%. These debentures mature on February 28, 1999, and the Company presently lacks sufficient funds to retire the debentures. The Company's failure to retire the debentures at maturity could have a material adverse effect on its operations, financial results and prospects. If Cycomm raises the necessary capital through a private offering of its securities, existing shareholders may suffer dilution of their equity interest. See "Lack of Profits and Going Concern Disclosure."

Competition.

The Company competes in the rugged portable and secure computer business with a wide variety of computer manufacturers and repackagers, some of which are larger, better known and have more resources in finance, technology, manufacturing and marketing. The Company competes based on customization capabilities, price, performance, delivery and quality, although in some situations the Company is the highest priced bidder.

With respect to its secure computer business, the Company encounters competition from Wang Laboratories, Secure Computer Systems, and NAI. As for its PCMobile rugged laptops, the Company encounters competition from Panasonic and Badger. Certain large manufacturers of commercial notebook computers such as Panasonic and IBM have introduced commercial notebooks that have been sealed and ruggedized to some extent. These companies are presently offering such products at prices from approximately one-third to one-half the Company's more rugged versions.

Management believes that the Company's ability to increase market penetration in the commercial sector will be limited substantially by the entry of such manufacturers into the ruggedized computer market.

In the public safety and secure computer markets, the Company will often be engaged, directly or indirectly, in the process of seeking competitive bid or negotiated contracts with government departments and agencies. These government contracts are subject to specific rules and regulations with which the Company must comply. However, the Company is often one of only a few companies whose products meet the required specifications designated by such customers, although in most cases it tends to be the higher priced public safety bidder.

Fluctuation of Stock Price.

Cycomm's Common Stock is listed on the American Stock Exchange and traded between $1.25 and $4.25 on such exchange during the twelve month period ended September 30, 1998. In addition, in recent years the stock market in general, and the market for shares of small capitalization stock in particular, have experienced price fluctuations. As a result, factors such as Cycomm's and its competitors' announcements, including products, patents, technology, strategic alliances and financial results, could cause the market price of the Company's Common Stock to fluctuate substantially.

Reliance Upon Vendors

The Company relies on one board fabricator located within the same geographical area as its design, engineering and assembly facilities. Certain components used in its computers are obtained from sole sources, such as LG Technologies and Northern Die Cast. The Company has also licensed its software from sole sources, including Microsoft and Phoenix Technology. The Company has occasionally experienced delays in deliveries of components and may experience similar problems in the future. In an attempt to minimize such problems, the Company has developed and keeps an inventory of parts that are generally more difficult to obtain. However, any interruption, suspension or termination of component deliveries from the Company's suppliers could have a material adverse effect on it business. Although management believes that in nearly every case alternate sources of supply can located, inevitably a certain amount of time would be required to find substitutes. During any such interruption in supplies, the Company may have to curtail the production and sale of its computers for an indefinite period.

Reliance Upon Certain Customers

The Company is not dependent upon any single customer that purchases its products. However, sales to two major customers comprise 23% and 21% respectively, of sales for the nine months ended September 30, 1998. Sales to two major customers comprise 9% and 9% respectively, of sales for the year ended December 31, 1997. Sales to two major customers comprise 30% and 25%
respectively, of sales for the seven months ended December 31, 1996. Sales to three major customers comprise 25%, 20% and 9% respectively, of sales for the year ended May 31, 1996.

The Company sells its products primarily to computer resellers and integrators, who then sell the products to the ultimate customers. These resellers and integrators often cannot pay the Company until collections are made from their customers, which can have an adverse effect on the Company's working capital.

Line of Credit

The Company has a revolving credit facility from a lender under which the Company may, at its option, borrow and repay amounts up to a maximum of $3,432,000; $2,629,308 was outstanding at December 31, 1997. As of September 30, 1998, the outstanding balance was $2,616,459. Borrowings under this credit facility bear interest at prime plus 3%. The credit facility is collateralized by trade accounts receivable and inventory and restricts the Company from paying dividends in certain circumstances. In conjunction with this credit facility, the Company obtained a term loan in the amount of $568,000 collateralized by certain machinery and equipment. This term loan bears interest at prime plus 3% and is payable in equal installments of $15,777 per month through January 1, 2001.

Both the revolving credit facility and the term loan are demand notes, which can be called at the option of the lender. While the Company does not believe that the notes will be called in the near term, if the lender were to demand payment on the notes, it would have a material adverse effect on the Company.

American Stock Exchange - Compliance with Listing Requirements

The Company is currently not in compliance with all of the listing criteria of the American Stock Exchange. Specifically, the Company has sustained losses from continuing operations in its five most recent fiscal years. The Exchange could suspend dealings in, or delist the Company's shares for non-compliance with listing criteria. While the Company has been working closely with the Exchange and addressing the area of non-compliance, the Exchange nevertheless may suspend trading of, or delist, the Company's shares.

Reliance on Key Personnel

The Company's operations are dependent upon the continued efforts and employment of its senior management. The officers of the Company have the principal responsibility for management of the Company and are responsible for making recommendations to the Board of Directors which exercises final authority over business decisions. While the Company has entered into employment agreements with senior management, the loss of the services of any of the officers or directors could be detrimental to the Company.

Furthermore, the future performance of the Company depends in significant part upon its ability to attract and retain key technical, systems and sales personnel, most of whom are not bound by an employment agreement. Competition for such personnel is intense and the Company may not be able to retain its key technical, systems and sales personnel or to attract highly qualified personnel in the future.

Year 2000 Issue

General Description of the Year 2000 Issue and the Nature and Effects of the Year 2000 on Information Technology (IT) and Non-IT Systems

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

Based on recent assessments, the Company determined that it will not need to modify or replace its software or hardware so that those systems will properly utilize dates beyond December 31, 1999.

Cycomm's plan to resolve the Year 2000 Issue involves the following three phases: assessment, testing, and implementation. To date, the Company has completed its assessment of systems that could be significantly affected by the Year 2000. The completed assessment indicated the Company's significant information technology systems will not be affected by the Year 2000 issue. The computers manufactured by Cycomm are also Year 2000 compliant, and will not need to be modified. Accordingly, the Company does not believe that the Year 2000 presents a material exposure as it relates to the Company's products. In addition, the Company is gathering information about the Year 2000 compliance status of its significant suppliers and vendors and continues to monitor their compliance.

Nature and Level of Importance of Third Parties and their Exposure to the Year 2000

Cycomm has queried its significant  suppliers  regarding the status of Year
2000 compliance. To date, the Company is not aware of any supplier with a Year 2000 issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that suppliers will be Year 2000 ready. The inability of suppliers to complete their Year 2000 resolution process in a timely fashion could materially impact the Company. The effect of non-compliance by suppliers is not determinable.

Risks

Management of the Company believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, Cycomm has not yet completed all necessary phases of the Year 2000 program. If the Company identifies a vendor or supplier with a Year 2000 compliance issue, or if a vendor or supplier is unable to complete their Year 2000 readiness program, the Company could be materially adversely affected. The amount of potential material adverse effects cannot be reasonably estimated at this time.

Contingency Plan

The Company currently has no contingency plans in place in the event it does not complete all phases of the Year 2000 program. Cycomm plans to evaluate the status of completion in March 1999 and determine whether such a plan is necessary.

Future Sales of Stock by Stockholders

As of November 11, 1998, approximately 1,818,292 shares of Common Stock issued and outstanding were "restricted securities" as that term is defined under the Securities Act. Holders of restricted securities may publicly sell them only in accordance with the conditions of Rule 144 of the Securities Act (with respect to current public information, holding period, volume, manner of sale and notice) or pursuant to an effective registration statement. As of the date hereof, substantially all of the Company's restricted securities are available for resale pursuant to Rule 144 or an applicable exemption of the Securities Act, which will allow such shares to be resold into the market. If the holders of all the restricted shares were to elect to sell their shares in the public market, there likely would be a depressive effect on the market price of the Company's shares and the ability of the Company to obtain additional equity financing would be adversely affected.

Dilutive Impact Of Outstanding Options, Warrants And Convertible Securities

The holders of outstanding options, warrants and Series B Preferred Stock have the opportunity to profit from a rise in the market price of the Common Stock, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while such options and warrants are outstanding. At any time at which the holders of outstanding options and warrants might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the options and warrants. See "Description of Securities".

                                 THE OFFERING

The shares of the Company's Common Stock covered by this Prospectus are to be offered and sold from time to time by and on behalf of the persons referred to herein as "Selling Security Holders." The Company will receive the proceeds from the exercise of the warrants ($3,052,250) and the options ($10,069,250), but will not receive any proceeds from the sale of the shares by the Selling Security Holders. The Company will bear all of the expenses of the offering, estimated to total $58,630. The Selling Security Holders will receive all sales proceeds and will not bear any of the offering expenses.

As of Novmeber 11, 1998, there were 11,860,311 shares of Common Stock issued and outstanding. Assuming the exercise of all options and warrants and the conversion of all Series B Preferred Stock , there will be 17,330,311 shares of Common Stock issued and outstanding. See "Description of Securities."

                               USE OF PROCEEDS

Assuming all of the options and warrants are exercised, the Company will receive a total of $13,121,500 before deducting expenses associated with this offering estimated to be approximately $58,630. The Company intends to use the proceeds from the exercise of the options and warrants for working capital and for general corporate purposes.

The Company will not receive any proceeds upon the sale of shares by the Selling Security Holders.

                             PLAN OF DISTRIBUTION

Under the Exchange Act, any person engaged in a distribution of the shares covered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock during the applicable "cooling off" period prior to the commencement of such distribution. In addition, the Selling Security Holder will be subject to applicable provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of the shares by the Selling Security Holder. The applicable provisions of the Regulation M may affect the marketability of the shares covered by this Prospectus and the ability of any person to engage in market making activities for the shares.

The shares covered by this Prospectus may be offered and sold by the Selling Security Holders on the American Stock Exchange or in private transactions at prices to be determined at the time of sale. Broker-dealers, acting on behalf of Selling Security Holders, may offer the shares at then current market prices. Any sales may be by block trade. The Selling Security Holders and any brokers, dealers or others who participate with the Selling Security Holders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of such shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act

                           SELLING SECURITY HOLDERS

The following table identifies the Selling Security Holders as of November 11, 1998, and indicates for each beneficial owner (i) the number of shares and the percentage of the outstanding shares beneficially owned before the offering,
(ii) the number of shares to be offered and sold, and (iii) the number of shares and the percentage of the outstanding shares to be owned after the offering is complete.


 Name of Selling    Beneficial Shares Owned  Shares to be   Beneficial Shares
 Security Holder       Prior to Offering(1)   Offered(1) Owned After Offering(2)

                          Number    Percent                  Number  Percent
 Williams de Broe        500,000     4.2%     500,000(3)        0      0%
 P.S. Cho                120,000     1.0%     120,000(4)        0      0%
 Williams de Broe      1,520,000    12.8%   1,520,000(4)        0      0%
 Wall Street Group -       3,750      *         3,750(6)        0      0%
 Kirsch
 Wall Street Group -       1,250      *         1,250(6)        0      0%
 Anapol
 XL Vision Inc.          543,600     4.4%     500,000(6)   43,600      *
 Bookook Securities Co.   25,000      *        25,000(6)        0      0%
 Ltd.
 Hanil Securities Co.     25,000      *        25,000(6)        0      0%
 Ltd.
 Asian New Vision         25,000      *        25,000(6)        0      0%
 Invest. Co. Ltd.
 Williams de Broe        175,000     1.5%     175,000(6)        0      0%
 John Gunn                20,000      *        20,000(6)        0      0%
 Mission Beach           175,000     1.5%     175,000(6)        0      0%
 Investments
 Lionel Ostrow            20,000      *        20,000(5)        0      0%
 Richard Koch             10,000      *        10,000(5)        0      0%
 Peter Hickey            200,000     1.7%     200,000(5)        0      0%
 Albert I. Hawk          898,818     7.1%     800,000(5)   98,818      *
 Rick E. Mandrell        523,335     4.3%     455,000(5)   68,335      *
 Hubert Marleau           84,076      *        70,000(5)   14,076      *
 Thomas Stafford         178,734     1.5%      70,000(5)  108,734      *
 Michael R. Skoff        286,911     2.4%     275,000(5)   11,911      *
 Everett E. Howard       239,557     2.0%     200,000(5)   39,557      *
 David Hull              117,076     1.0%     100,000(5)   17,076      *
 Richard Neal             50,000      *        50,000(5)        0      0%
 Paul Rael                70,000      *        70,000(5)        0      0%
 Employee Option Plan  1,000,000     7.8%   1,000,000(5)        0      0%
 G.T. Gangemi            200,000     1.7%     200,000(5)        0      0%
 Michael D. Perrine       77,000      *        75,000(5)    2,000      *
 Jules Rutstein           25,450      *        25,000(5)      450      *
 Kent Bartlett            52,032      *        50,000(5)    2,032      *
 Robert Corriveau         25,000      *        25,000(5)        0      0%
 Benoit Pomerleau         25,000      *        25,000(5)        0      0%
 Strategic Growth        300,000     2.5%     300,000(5)        0      0%
 International
-------------------

*  Less than 1%

(1)As to each person or entity named as beneficial owner, the percentage of ownership is determined by assuming that any options, warrants or Series B Preferred Stock held which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
(2)Unless otherwise indicated, assumes the exercise, conversion and sale of all shares being offered by the named Selling Security Holders.
(3)Shares  related to Series B Preferred  Stock.
(4)Shares related to private offerings.
(5)Shares related to the options.
(6)Shares  related to warrants.

                          DESCRIPTION OF SECURITIES

Common Shares

The Company is authorized to issue an unlimited number of shares of Common Stock, without par value, of which 11,860,311 were outstanding as of November 11, 1998. Assuming all of the options and warrants are exercised and all Series B Preferred Stock is converted, there will be 17,330,311 shares issued and outstanding.

All issued and outstanding shares of Common Stock, including those to be issued and outstanding,, will be fully paid and non-assessable. Each holder of record of Common Stock is entitled to one vote for each share held on all matters requiring a vote of shareholders, including the election of directors. There are no preferences, conversion rights, preemptive rights, subscription rights, or restrictions or transfers attached to the shares of Common Stock. In the event of liquidation, dissolution, or winding up of Cycomm, the holders of shares of Common Stock are entitled to participate in the assets of the Company available for distribution after satisfaction of the claims of creditors.

Preferred Shares

The Company is authorized to issue an unlimited number of Preference Shares, without par value. The Preference Shares may be issued at any time and from time to time in one or more series. Except as provided in the Series A and the Series B Preferred Stock, the Board of Directors, without further shareholder approval, may determine the rights, liabilities and preferences of each series of Preference Shares. The issuance of Preference Shares by the Board of Directors with voting conversion or other rights could have the effect of delaying, deferring, or preventing a change in control of the Company, or could adversely affect the voting power of the holders of Common Stock.

Series B Convertible Preferred Shares. The Series B Preferred Stock is convertible at the option of the holder into Common Stock pursuant to a conversion schedule as set forth in the agreement. The holder can convert 25% of its preferred shares on or after the 90th day after February 26, 1998, and up to a further 25% every 30 days thereafter. The conversion price is the lesser of $2.38, or a 15% discount of the five-day average closing bid price prior to the date of conversion. In the event that the Company's Common Stock is trading at or below $1.50 per share at the conversion date, the Company has the right to redeem the preferred shares at a premium of 18% over the conversion price. If the Company does not exercise this right, the holder may convert 10% of its preferred shares, and up to a further 10% every 20 days thereafter. As of November 11, 1998, eight shares of Series B Preferred Stock were issued and outstanding.


Options

The Company grants options, from time to time, to various employees, directors and service providers. The terms of the options being offered herein are described below.

1997 Stock Option Plan. In November 1997, the Company adopted the 1997 Stock Option Plan ("1997 Plan") under which 1,000,000 shares were reserved for grant to all eligible persons of the Company. The stock options granted under the 1997 Plan are exercisable at the fair market value of the Common Stock on the date of grant with 25% vesting on each of the four successive anniversary dates. The stock options have a term of ten years. In the year ended December 31, 1997, a total of 240,000 stock options were granted under the 1997 Plan and 760,000 stock options were available.

Non-qualified Options. The Company has granted non-qualified stock options to directors, officers, key employees and other persons. These options have vesting periods ranging from immediate vesting to two years. Expiration terms range from two to five years. The options are granted at an exercise price that equals the fair market value on the date each option is granted.

Warrants

The Company grants warrants, from time to time, to various parties in conjunction with services rendered, acquisitions or financing completed. The terms of the warrants being offered herein are described below.

XL Warrants. On March 21, 1996, the Company acquired 100% of the outstanding stock of XL Computing for an aggregate purchase price of $5,785,165, including the XL Warrant. The XL Warrant when exercised, will entitle the holder thereof, to receive 500,00 shares at an exercise price of $3.75 per share (the "XL Warrant Exercise Price"). The XL Warrant is exercisable, in whole or in part (but not for less than 500,000 Common Shares), at any time until March 20, 1999.

The number of shares into which the XL Warrant is exercisable is subject to adjustment in certain circumstances involving any reorganization, reclassification of the capital stock of the Company, or any merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or any sale or transfer of all or substantially all of the Company's properties and assets to any other entity.

Without the prior written consent of the holders of the XL Warrant, the Company may not make any dividend or other distribution in respect of its Common Stock or issue any Common Stock or securities convertible into or exercisable for the purchase of its Common Stock, otherwise than for cash at a price per share at least equal to the XL Warrant Exercise Price. The number of shares issuable upon the exercise of the XL Warrants and the XL Warrant Exercise Price must be proportionately adjusted in the event of splits, subdivision or combinations.

In the event the Company engages in a public offering of any of its securities, other than a registration relating solely to employee benefit plans or to a Rule 145 transaction or a registration on a registration form that does not permit secondary offerings, Cycomm must use its best efforts to include the XL Warrant and the shares underlying the XL Warrant.

The XL Warrant does not entitle the holders to any voting rights or other rights as stockholders of the Company.

Series B Preferred Stock Warrants. In conjunction with the issuance of the preferred shares, the Company issued 70,000 warrants to purchase shares of Common Stock at $2.50 per share. These warrants expire on February 26, 2000.

Private Placement Warrants. In connection with private offerings of Common Stock, the Company issued common share purchase warrants to the investors in the offerings. These warrants were granted with exercise prices ranging from $2.00 to $3.38, which was equal to the fair market value of the Common Stock at the date each warrant was granted. These warrants have expiration dates ranging from February 28, 1999 to February 26, 2000.

                                   EXPERTS

The consolidated financial statements of Cycomm incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

The legality of the shares covered by this Prospectus will be passed upon for the Company by Hirst & Applegate, Cheyenne, Wyoming.


   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                 LIABILITIES

The Wyoming Business Corporation Act ("WBCA"), W.S. 17-16-850 et seq., provides for indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities.

Under Section 1 of Article IX of the Company's Bylaws, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company also has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 2 of Article IX of the Company's Bylaws provides that, to the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) or (b) of Section 1 of Article IX of the Bylaws, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized in the manner provided in Section 3 of Article IX of the Bylaws upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay that amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized.

Section 3 of the Company's Bylaws provides that any indemnification under paragraphs (a) or (b) of Section 1 of Article IX of the Bylaws (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the applicable standard of conduct has been met as set forth in paragraph (a) or (b) of Section 1 of Article IX of the Bylaws. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Pursuant to Section 4 of Article IX of the Company's Bylaws, the indemnification provided by Section IX of the Bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

Section 5 of Article IX of the Company's Bylaws provides that the Company shall have power to purchase and maintain insurance on behalf of any persons who are or were directors, officers, employees, or agents of the Company or are or were serving at the request of the Company as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against them and incurred by them in any such capacity or arising out of their status whether or not the Company would have the power to indemnify them against such liability under the provisions of this section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                      -

               Part II. Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with distribution of the Common Shares hereby registered. All amounts are estimated except the SEC and American Stock Exchange fees and are expressed in U.S. dollars.

                                                      Payable by Registrant

  SEC Registration fee                                       $ 5,130
  American Stock Exchange fee                                 17,500
  Legal fees                                                  20,000
  Accounting fees                                             10,000
  Printing Costs                                               5,000
  Miscellaneous fees                                           1,000
                                                             -------

  Total                                                      $58,630
                                                             =======

Item 15. Indemnification of Directors and Officers.

The disclosure set forth under the caption "DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES" in the Prospectus is incorporated herein by reference.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

     (1) The following exhibits are filed as part of this Registration Statement on Form S-3 and incorporated by reference herein to the extent possible.


                                                                  Page Number
     1.1  Certificate of Incorporation                                (1)

     1.2  Certificate of Incorporation on Change of Name              (1)

     1.3  Certificate of Continuance                                  (1)

     1.4  Amended Articles of Incorporation                           (7)

     10.1 Agreement by and between Cycomm Corporation and             (2)
          Cycomm International Inc. and Datotek, Inc. and
          AT&T Corp.

     10.2 Management Services Agreement - Peter Hickey                (1)

     10.3 Management Services Agreement - Rick E. Mandrell            (5)

     10.4 Management Services Agreement - Gordon Collett              (1)

     10.5 Stock Purchase Agreement by and among the Company           (3)
          and XL Vision Inc. and XL Computing Corporation
          dated March 21, 1996

     10.6 Asset Purchase Agreement among and between                  (4)
          9036-8028 Quebec, Inc., Cycomm International Inc.
          and M3i Technologies, Inc.
          and M3i Systems Inc. date June 21, 1996




                                    Page 15



     10.7 Management Services Agreement - Albert I. Hawk              (5)

     10.8 Employment Agreement - Michael R. Skoff                     (6)

     10.9 Management Services Agreement - Rick E. Mandrell            (7)

    10.10 Management Services Agreement - G.T. Gangemi, Sr.           (7)

    10.11 Commercial Revolving Loan, Additional Loan and
          Security Agreement by and among the Company
          and American Commercial Finance Corp.                       (7)

    10.12 Cycomm International Inc. 1997 Stock Option Plan            (7)

    10.13 Stock Purchase Agreement and Certificate of
          Designation of Series B Convertible Redeemable
          Preferred Stock                                             (7)

     21.1 Subsidiaries of Cycomm                                      (7)

     23.1 Consent of Ernst & Young LLP, independent auditors

     23.2 Consent of Hirst & Applegate


 (1)Previously filed as an Exhibit to Form 20-F Registration Statement (as amended), Form 20-F Annual Reports and Form 6-K Reports of Foreign Issuer and incorporated by reference herein.

 (2)Previously filed as an Exhibit to Form F-1 Registration Statement filed on May 9, 1995 and incorporated by reference herein.

 (3)Previously filed as an Exhibit to Form 8-K dated March 21, 1996 and incorporated by reference herein.

 (4)Previously filed as an Exhibit to Form 8-K dated June 21, 1996 and incorporated by reference herein.

 (5)Previously filed as an Exhibit to Form 10-KSB for the year ended May 31, 1996 dated September 12, 1996 and incorporated by reference herein.

 (6)Previously filed as an Exhibit to Form 10-KSB for the seven months ended December 31, 1996 dated April 11, 1997 and incorporated by reference herein.

 (7)Previously filed as an Exhibit to Form 10-KSB for the year ended December 31, 1997 dated March 31, 1998 and incorporated by reference herein.

Item 17. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of Securities Act of 1933 ("Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Cycomm has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Cycomm in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cycomm will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on November 17, 1998.

                     CYCOMM INTERNATIONAL INC.



                     Albert I. Hawk, President and
                     Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                    Date: November 17, 1998
Albert I. Hawk, President, Chief
Executive Officer and Chairman of the Board
(Principal executive officer)


                                                    Date: November 17, 1998
Michael R. Skoff, Chief Financial Officer and
Secretary
(Principal financial or accounting officer)


                                                    Date: November 17, 1998
Hubert R. Marleau, Director



                                                   Date:  November 17, 1998
Lt. Gen. Thomas P. Stafford, Director





S31098

                                                                 Exhibit 23.1

                    Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3,No. ________) and related Prospectus of Cycomm International Inc. for the registration of 7,110,000 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 1998, with respect to the consolidated financial statements of Cycomm International Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP



Vienna,  Virginia
November 17, 1998

               Consent of Hirst & Applegate, P.C. Wyoming Counsel

                                    Thursday
                                November 19, 1998

Cycomm International Inc.
1420 Springhill Road
Suite 420
McLean, VA  22102

Ladies and Gentlemen:

         RE:      REGISTRATION ON FORM S-3

     We have acted as Wyoming counsel to Cycomm International Inc., a Wyoming corporation (the "Company"), in connection with (i) the registration of 1,640,000 shares of its common stock, no par value, (its "Common Shares"), for sale by certain stockholders of Company; (ii) the registration of 950,000 Common Shares to be issued upon exercise of outstanding warrants (the "Warrants") and the subsequent sale of such Common Shares by certain holders thereof; (iii) the registration of 4,020,000 Common Shares to be issued upon exercise of outstanding options (the "Options") and the subsequent sale of such Common Shares by certain holders thereof; and (iv) the registration of 500,000 Common Shares to be issued upon conversion of previously issued Series B Convertible Preferred Shares ("Convertible Preferred Stock") to Common Shares and the subsequent sale of such Common Shares by certain holders thereof.

     We have examined such documents, corporate records, minutes, consents, certificates of officers of the Company; (including the Officer's Certificate of November 13, 1998) and other instruments, and have reviewed such laws and regulations as we have deemed necessary. In the course of such examination, we have assumed the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies; and the authenticity and completeness of the originals of all such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Common Shares have been duly authorized for issuance by the Company and that the Common Shares are, and the Common Shares underlying the Warrants, Options and Convertible Preferred Stock upon exercise or conversion will be, validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to the qualifications that:

     (a)  legality,  validity  or  enforcement  may  be  limited  by  applicable
bankruptcy,  insolvency,  reorganization,   moratorium  or  other  similar  laws
relating to or affecting the rights of creditors generally;

     (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity;

     (c) our opinion is limited to matters governed by the laws of Wyoming and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction;

     (d) the opinions expressed herein are strictly limited to the matters stated herein and no other opinions may be implied beyond the matters expressly so stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters".

                                        Yours very truly,

                                        HIRST & APPLEGATE, P.C.


                                        BY:  DALE W. COTTAM

DWC:jmm

xc:      Ernst & Young, L.L.P.